Exhibit 10.15.2

EMPLOYMENT AGREEMENT

of

PETER SCHMIDT-FELLNER

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of December         , 2006, and effective as of the Effective Date (as defined below), between NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), and Peter Schmidt-Fellner (“Executive”).

In consideration of the mutual agreements set forth below and for other good and valuable consideration given by each party to this Agreement to the other, the receipt and sufficiency of which are hereby acknowledged, the Company agrees to employ Executive and Executive agrees to serve the Company as an employee pursuant to the terms and subject to the conditions that follow.

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to accept employment with the Company, upon the terms and conditions contained in this Agreement, effective on the effective date of the IPO (as defined below) (the “Effective Date”). Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until the third (3rd) anniversary of the Effective Date and thereafter shall automatically renew for one additional one (1) year period unless a notice of intent not to renew shall be delivered in accordance with Section 14 by either the Company or Executive, as the case may be, at least ninety (90) days prior to such anniversary date or prior to the expiration of such one year renewal period, as the case may be (such term, as and when so extended, the “Employment Period”). Executive represents to the Company that he has no present intention to terminate employment with the Company.

2. Duties. During the Employment Period, Executive shall serve on a full-time basis as the Chief Investment Officer of the Company. Executive’s duties and responsibilities as the Chief Investment Officer of the Company shall include those duties customarily associated with an officer with a similar title or as may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors of the Company or any committee thereof (the “Board of Directors”). Executive shall devote his full business-time attention and energies and use his best efforts in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from (i) serving on the Boards of Directors of unrelated companies or (ii) in accordance with the policies and procedures of the Company, managing his personal affairs or engaging in charitable or civic activities, so long as, in each case, such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.

3. Compensation and Benefits. In consideration of entering into this Agreement and as full compensation for Executive’s services hereunder, during the Employment Period, Executive shall receive the following compensation and benefits:

(a) Base Salary. The Company shall pay to Executive a base salary (“Base Salary”) of $350,000 per year, payable in accordance with the payroll policies from time to time in effect at the Company. Executive’s Base Salary may be subject to increase (but shall not be subject to decrease) on an annual basis as the Board of Directors shall determine.

(b) Incentive Bonuses. Executive shall be entitled to participate in such incentive bonus programs as the Board of Directors may adopt from time to time for members of senior management of the Company (“Incentive Bonus”).

(c) Vacation. Executive shall be entitled to five (5) weeks of paid vacation per calendar year, accrued in accordance with the usual vacation policies in effect at the Company.

(d) Other Benefits. Executive shall participate in and be eligible to receive, but without duplication, all other benefits (i.e., benefits other than those of the types covered in Sections 3(a) - (c)) offered to senior executives of the Company, including, without limitation, retirement income plans and health and welfare plans, under and in accordance with the provisions of any employee benefit plan adopted or to be adopted by the Company (collectively, the “Benefit Plans”) other than any severance benefits offered to senior executives in accordance with any such plan. Except as set forth herein, Executive shall not be entitled to any other benefits.

(e) Retiree Health Program. For purposes of Section 6 hereof, the “Retiree Health Program” shall mean a health insurance plan, with a reputable insurance provider that is sponsored by the Company and provides benefits that are substantially similar to those provided to then current employees, participation in which is paid for solely by Executive. The Company will use its reasonable best efforts to ensure that any Retiree Health Program provides coverage for Executive if, as of the date hereof, Executive is eligible for insurance under the Company’s current health insurance plan.

4. Reimbursement for Expenses. During the Employment Period, Executive shall be entitled to incur on behalf of the Company reasonable and necessary expenses in connection with his duties in accordance with Company’s policies and the Company shall pay for or reimburse Executive for all such expenses upon presentation of proper receipts therefor. The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board of Directors may establish from time to time.

5. Termination. Executive’s employment hereunder may be terminated as follows (each, a “Termination Event”):

(a) Automatically in the event of the death of Executive;

(b) At the option of the Company, by the Board of Directors (acting through the Chairman or Secretary) or by written notice to Executive in the event of the

Permanent Disability of Executive. As used herein, the term “Permanent Disability” shall mean a physical or mental incapacity or disability which renders Executive unable to render the services required hereunder (A) for one hundred eighty (180) days in any twelve (12) month period or (B) for a period of ninety (90) consecutive days.

(c) At the option of the Company for Cause (as defined in Section 6(e));

(d) At the option of the Company at any time without Cause, subject to the Company’s obligations under Section 6(c) hereof;

(e) At the option of Executive for Good Reason (as defined in Section 6(k));

(f) At the option of Executive, at any time, for any reason, on ninety (90) days prior written notice to the Company;

(g) At the option of Executive upon Retirement (as defined in Section 6(m)) of Executive;

(h) At the option of Executive upon Early Retirement (as defined in Section 6(n));

(i) At the option of Executive upon Extended Retirement (as defined in Section 6(o));

(j) At the option of Executive for Company Failure to Renew (as defined in Section 6(p)).

6. Payments.

(a) Death. If the Termination Event is due to Executive’s death, Executive’s legal representatives shall be entitled to receive, as soon as practicable following the date of termination:

(i) any accrued but unpaid Base Salary through the date of termination, plus

(ii) an amount equal to the greater of (x) Incentive Bonus paid or earned but unpaid to Executive in respect of the prior fiscal year or (y) the average Incentive Bonus paid or earned but unpaid to Executive in respect of the three (3) previous fiscal years, pro-rated for the period from the beginning of the then current fiscal year and ending on the date of termination (the “Pro Rated Bonus”), plus

(iii) any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company policies and applicable law, plus

(iv) acceleration of vesting and exercisability of (A) all of Executive’s shares of restricted stock issued prior to or in connection with the initial public offering of the Company’s common stock (the “IPO”) and subject to a restricted stock agreement (the “Restricted Stock”), (B) all of the options to purchase common stock issued by the Company to Executive prior to or in connection with the IPO (the “Options” and, together with the Restricted Stock, the “IPO Incentive Equity”) and (C) any other equity incentive awards (“Equity Awards” and, together with the IPO Incentive Equity, the “Incentive Equity”) issued to Executive under the Company’s Equity Incentive Award Plan. For purposes of this Agreement, “vesting” shall mean, in the case of Restricted Stock, ceasing to be subject to forfeiture, plus

(v) a period of one (1) year following the date of termination to exercise any vested Options.

(b) Permanent Disability. If the Termination Event is due to Executive’s Permanent Disability, Executive or his legal representatives shall be entitled to receive, as soon as practicable following the date of termination:

(i) any accrued but unpaid Base Salary payable through the date of termination, plus

(ii) the Pro Rated Bonus, plus

(iii) any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies and applicable law, plus

(iv) acceleration of vesting and exercisability of the Incentive Equity, plus

(v) a period of one (1) year following the date of termination to exercise any vested Options.

(c) Termination Without Cause or for Good Reason. If the Termination Event is termination by the Company at any time during the Employment Period without Cause or by the Executive at any time during the Employment Period for Good Reason, Executive shall be entitled to:

(i) any accrued but unpaid Base Salary through the date of termination, plus

(ii) the Pro Rated Bonus payable as soon as practicable following the date of termination, plus

(iii) any accrued and unpaid vacation pay, unreimbursed expenses or other benefits which may be applicable to and owing in accordance with Company policies or applicable law, plus

(iv) the Base Salary (which shall be the Base Salary as of the date of termination) during the Severance Period (as defined in Section 6(l)), payable in accordance with the payroll practices then in effect at the Company, plus

(v) an amount equal to two times the greater of (x) the Incentive Bonus paid or earned but unpaid to Executive in respect of the prior fiscal year or (y) the average Incentive Bonus paid or earned but unpaid to Executive in respect of the three (3) previous fiscal years, payable as soon as practicable following the date of termination, plus

(vi) the continuation of all health benefits during the Severance Period at the same cost to Executive as though Executive continued his employment with the Company, plus

(vii) the reimbursement by the Company for up to $15,000 for the cost of outplacement services during the two years following the date of termination, plus

(viii) acceleration of vesting and exercisability of the Incentive Equity that would have vested during the Severance Period, plus

(ix) a period of ninety (90) days following the end of the Severance Period to exercise any vested Options provided, however, that the Company’s obligations under Section 6(c)(vi) shall terminate prior to the end of the Severance Period if, during the Severance Period, Executive obtains health benefits from a new employer that are substantially equivalent to those provided by the Company; provided, further, if Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the payments described above do not satisfy any applicable exemptions, then such payments shall not be made prior to the first day following the six-month period beginning on the date of termination of employment if such payments would otherwise violate Section 409A, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A Guidance”) and such payments shall instead be accumulated and paid to Executive on the first day of the seventh month following his termination of employment. All payments due Executive under this Section 6(c) after the six-month period following Executive’s termination of employment shall be paid in accordance with the terms of this Section 6(c).

(d) Termination for Cause or Voluntary Termination by Executive. If the Termination Event is termination by the Company for Cause pursuant to Section 5(c) or termination by Executive pursuant to Section 5(f), except for Base Salary through the day on which Executive’s employment was terminated and any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company. If termination is for Cause, all of (i) the Incentive Equity that is unvested as of the date of termination and (ii) the Options that remain unexercised as of the date of termination, shall be forfeited for no consideration. If termination is by Executive pursuant to Section 5(f), (i) all of the Incentive Equity that is unvested as of the date of termination shall be forfeited for no consideration and (ii) Executive shall have one (1) year following the date of termination to exercise any vested Options.

(e) Cause Defined. For the purpose of this Agreement, the term “Cause” shall mean (i) the willful and continued failure of Executive to perform substantially the Executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board of Directors, which specifically identifies the manner in which the Board of Directors believes that Executive has not substantially performed Executive’s duties, or (ii) willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or its affiliates, or (iii) conviction of or made a plea of guilty or nolo contendere to, a felony, or (iv) a material breach of his or her obligations under Section 7 or Section 8 hereof. For purposes of this definition of “Cause”, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that Executive’s actions or omission was in the best interests of the Company. Any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board of Directors with respect to such act or omission or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Notwithstanding the foregoing, Executive cannot be terminated for “Cause” unless the Company has notified Executive in writing that his or her employment is being terminated for Cause which notice shall specify the Cause event and Executive is given an opportunity, at least 30 days after receipt of such written notice from the Company, to make a presentation to the Board of Directors that Executive should not be terminated for Cause.

(f) Termination Upon Retirement. If the Termination Event is due to the Retirement of Executive, Executive shall be entitled to receive, as soon as practicable following the date of termination:

(i) any accrued but unpaid Base Salary through the date of termination, plus

(ii) the Pro Rated Bonus, plus

(iii) any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies and applicable law, plus

(iv) the right to participate in the Retiree Health Program, plus

(v) acceleration of vesting of the Restricted Stock and the continued vesting and exercisability of the Options in the same manner that the Options would vest and become exercisable had Executive continued his employment with the Company, plus

(vi) a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested Options;

provided, however, that the Company’s obligations under Section 6(f)(iv) shall terminate if at any time Executive obtains retiree health benefits from a different employer and provided, further, if Executive is a “specified employee” as defined in Section 409A, and the payments described above do not satisfy any applicable exemptions, then such payments shall not be made prior to the first day following the six-month period beginning on the date of termination of employment if such payments would otherwise violate Section 409A Guidance and such payments shall instead be paid to Executive on the first day of the seventh month following his termination of employment.

(g) Termination Upon Early Retirement. If the Termination Event is by Executive due to Early Retirement, Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary through the date of termination, plus

(ii) any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies and applicable law, plus

(iii) the right to participate in the Retiree Health Program, plus

(iv) a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested Options; provided, however, all of the Incentive Equity that is unvested as of the date of termination, shall be forfeited for no consideration;

provided, however, that the Company’s obligations under Section 6(g)(iii) shall terminate if at any time Executive obtains retiree health benefits from a different employer.

(h) Termination Upon Extended Retirement. If the Termination Event is due to the Extended Retirement of Executive, Executive shall be entitled to receive, as soon as practicable following the date of termination:

(i) any accrued but unpaid Base Salary through the date of termination, plus

(ii) an amount equal to the Incentive Bonus paid or earned but unpaid to Executive in the prior fiscal year, pro-rated for the period from the beginning of the then current fiscal year and ending on the date of termination, plus

(iii) any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies and applicable law, plus

(iv) the right to participate in the Retiree Health Program, plus

(v) accelerated vesting of any Incentive Equity in the form of restricted stock and the continued vesting and exercisability of any Incentive Equity in the form of options in the same manner that such options would vest and become exercisable had Executive continued his employment with the Company, plus

(vi) a period equal to the full length of the remaining term (as set forth in the applicable grant notice) to exercise any vested options;

provided, however, that the Company’s obligations under Section 6(h)(iv) shall terminate if at any time Executive obtains retiree health benefits from a different employer and provided, further, if Executive is a “specified employee” as defined in Section 409A, and the payments described above do not satisfy any applicable exemptions, then such payments shall not be made prior to the first day following the six-month period beginning on the date of termination of employment if such payments would otherwise violate Section 409A Guidance and such payments shall instead be paid to Executive on the first day of the seventh month following his termination of employment.

(i) Failure to Renew Agreement. If the Termination Event is Company Failure to Renew, Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary through the date of termination, plus

(ii) the Pro Rated Bonus, payable as soon as practicable following the date of termination, plus

(iii) any accrued and unpaid vacation pay or other benefits which may be owing in accordance with Company policies and applicable law, plus

(iv) once Executive reaches the age of 55 and if, at the time of the expiration of the Agreement for failure of the Company to renew, Executive had at least three (3) years of service with the Company following the IPO, the right to participate in the Retiree Health Program, plus

(v) acceleration of vesting of the Restricted Stock and continued vesting and exercisability of the Options in the same manner that the Options would vest and become exercisable had Executive continued his employment with the Company provided, however, that the Company’s obligations under Section 6(i)(v) shall terminate if at any time Executive obtains retiree health benefits from a different employer and provided, further, if Executive is a “specified employee” as defined in Section 409A, and the payments described above do not satisfy any applicable exemptions, then such payments shall not be made prior to the first day following the six-month period beginning on the date of termination of employment if such payments would otherwise violate Section 409A Guidance and such payments shall instead be paid to Executive on the first day of the seventh month following his termination of employment.

(j) Change of Control.

(i) Special Payment. If, at any time during the two (2) year period following a Change of Control (as defined in Section 6(j)(ii)), the Executive’s employment is terminated without Cause or by the Executive for Good Reason, the Executive will receive (A) his Base Salary through the date of termination, plus (B) an amount equal to three (3) times Base Salary (which shall be the Base Salary as of the date of termination), payable in a lump sum as soon as practicable following the date of termination, plus (C) the Pro Rated Bonus, payable as soon as practicable following the date of termination, plus (D) an amount equal to three (3) times the greater of (x) the Incentive Bonus paid or earned but unpaid to Executive in respect of the prior fiscal year or (y) the average Incentive Bonus paid or earned but unpaid to Executive in respect of the three (3) previous fiscal years, payable as soon as practicable following the date of termination, plus (E) any accrued and unpaid vacation pay, unreimbursed expenses or other benefits which may be applicable to and owing in accordance with Company policies or applicable law, plus (F) the continuation of all health benefits during the Severance Period, plus (G) the reimbursement by the Company for up to $15,000 for the cost of outplacement services during the two years following the date of termination, plus (H) acceleration of vesting and exercisability of all Incentive Equity; provided, however, if Executive is a “specified employee” as defined in Section 409A and the payments described above do not satisfy any applicable exemptions, then such payments shall not be made prior to the first day following the six-month period beginning on the date of termination of employment if such payments would otherwise violate 409A Guidance and such payments shall instead be accumulated and paid to Executive on the first day of the seventh month following his termination of employment. All payments due Executive under this Section 6(j) after the six-month period following Executive’s termination of employment shall be paid in accordance with the terms of this Section 6(j).

(ii) Change of Control Defined. For purposes of this Section 6(j), the term “Change of Control” shall mean the occurrence of one or more of the following events:

(A) the consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company;

(B) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

(C) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company other than as a result of (X) an acquisition of securities directly from the Company or (Y) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities;

(D) a change in the composition of the Board within a two (2) year period such that a majority of the members of the Board are not Continuing Directors. As used herein, the term “Continuing Directors” shall mean as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of Board of Directors of the Company immediately after the date of the IPO, or (ii) was nominated for election or elected to the Company’s Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Members who were members of the Company’s Board of Directors at the time of that nomination or election; or

(E) the liquidation or dissolution of the Company; provided, however, that in no case shall (1) the public offering and sale of the Company’s Common Stock by its stockholders pursuant to a registered secondary offering or (2) the voluntary or involuntary bankruptcy of the Company constitute a Change of Control.

(k) Good Reason Defined. For purposes of this Agreement, “Good Reason” shall mean in the absence of written consent of Executive (i) a reduction by the relevant Company Entity in the Executive’s annual base salary from such Executive’s annual base salary then in effect, (ii) a forced relocation by the relevant Company Entity of the Executive’s place of employment to a location greater than twenty five (25) miles from his or her initial place of employment or, outside of Fairfield County, Connecticut, (iii) a material diminution by the relevant Company Entity in the Executive’s principal duties and responsibilities, (iv) if Executive is no longer reports directly to the Chief Executive Officer of a publicly traded company or (v) solely for purposes of Section 6(j), if immediately prior to the Change of Control, the Chief Executive Officer is Timothy J. Conway and, in connection with such Change of Control, Executive no longer reports directly to Timothy J. Conway. Notwithstanding the foregoing, in the event that Executive provides written notice of termination for Good Reason in reliance upon this provision, the Company shall have the opportunity to cure such circumstances within thirty (30) days of receipt of such notice.

(l) Severance Defined. For purposes of this Agreement, “Severance Period” shall mean, as applicable, (i) the period beginning on the date of termination of Executive’s employment pursuant to Section 5(d) or Section 5(e) and ending on the date which is two (2) years thereafter or (ii) the period beginning on the date of termination of Executive’s employment pursuant to Section 6(j)(i) and ending on the date which is three (3) years thereafter.

(m) Retirement Defined. For the purposes of this Agreement, the term “Retirement” shall mean when Executive is fifty-five (55) years of age or older and has been employed by the Company for five (5) or more years after the date of the IPO and such Executive terminates employment for no other reason.

(n) Early Retirement Defined. For the purposes of this Agreement, the term “Early Retirement” shall mean when Executive’s age plus his years of employment with the Company equal fifty-five (55); provided, however, Executive must be employed by the Company for a minimum of three (3) years after the date of the IPO.

(o) Extended Retirement Defined. For the purposes of this Agreement, the term “Extended Retirement” shall mean when Executive is fifty-five (55) years of age or older and has been employed by the Company for ten (10) or more years and such Executive terminates employment for no other reason.

(p) Company Failure to Renew Defined. For purposes of this Agreement, the term “Company Failure to Renew” shall mean the delivery by the Company of a notice of intent not to renew pursuant to Section 1 and the notification by Executive within ninety (90) days after receipt of a notice of intent not to renew that Executive intends to terminate his employment.

(q) Condition to Payment. All payments and benefits due to Executive under this Section 6 which are not otherwise required by law shall be contingent upon (i) execution by Executive (or Executive’s beneficiary or estate) of a general release of all claims to the maximum extent permitted by law against the Company, their affiliates and their current and former stockholders, directors, employees and agents, in such form as determined by the Company in its sole discretion and (ii) compliance by Executive with his obligations under any stockholders, restricted stock or other agreement to which the Company and Executive are a party.

(r) No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 6, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.

(s) Survival; Conflicting Terms. Any provision in this Section 6 regarding Incentive Equity or the right to participate in the Retiree Health Program shall survive any termination or expiration of this Agreement. Section 6(j) shall survive a Change of Control regardless of whether this Agreement is terminated in connection with a Change of Control or expires by its terms following a Change of Control. In the event of a conflict between the terms of this Agreement and any Incentive Equity documentation, the terms of this Agreement regarding the Incentive Equity shall prevail.

7. Confidentiality.

(a) The Executive agrees that Confidential Information was and shall be made available in connection with the Executive’s employment by or consultancy with the Company. The Executive acknowledges that the Confidential Information that he or she develops or invents in connection with his or her employment by or services to a Company Entity or has obtained or will obtain in connection therewith is the property of such Company Entity. The Executive agrees that he or she will not disclose any Confidential Information to any other Person, except that Confidential Information may be disclosed: (i) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Executive is subject); provided that the Executive gives such Company Entity prompt notice of such requests, to the extent practicable, so that such Company Entity may seek an appropriate protective order or similar relief (and the Executive shall cooperate with such efforts by such Company Entity at Company expense, and shall in any event make only the minimum disclosure required by such law, rule or regulation unless the Executive reasonably believes that other disclosure is necessary or advisable in order to avoid adverse consequences to the Executive), (ii) if the prior written consent of the Board of Directors shall have been obtained, or (iii) to such Persons to the extent necessary in the reasonable judgment of the Executive to perform his duties as an employee of or consultant to a Company Entity and, in his reasonable judgment, such disclosure is not harmful to the Company.

(b) “Confidential Information” shall mean any information relating to the business or affairs of a Company Entity or, as provided below, any of their respective affiliates, including, but not limited to, customer identities, potential customers, employees, business and financial strategies, methods or practices, business plans, financial models, proposals, documents or materials owned, developed or possessed by a Company Entity, profit margins or other proprietary information used by such Company Entity or any of its affiliates; provided that Confidential Information shall not include (i) information that is or becomes generally known to the public other than as a result of a disclosure by the Executive in violation of this Agreement, (ii) information that was known to the Executive prior to becoming a consultant to or an employee of the Company or (iii) information which becomes known to the Executive following a Termination Event, through no wrongful act of the Executive, by disclosure from a third party unless the Executive has reason to believe that such third party is under an obligation or duty of confidentiality or secrecy with respect to such information or is an employee, officer, director or stockholder of a Company Entity; and provided, further, that (A) in such case where any affiliate has a separate confidentiality requirement or agreement to which any Company Entity is subject, such confidentiality requirement or agreement shall supersede the requirements herein and (B) unless a confidentiality requirement or agreement referred to in the preceding clause (A) exists with respect to an affiliate, Confidential Information for purposes of this definition as it relates to affiliates shall be deemed to include only Confidential Information of affiliates, the employees or consultants of which, are participants or observers at meetings of the Board of Directors of the Company.

8. Restrictive Covenants.

(a) During the term of employment and for a period of two (2) years after the effective date of the Termination Event, Executive shall not, directly or indirectly (i) cause, solicit, induce or encourage any employees, consultants or contractors of the Company to leave such employment or service, or hire, employ or otherwise engage any such individual, or (ii) cause, induce or encourage any customer, supplier or licensor of the Company, or any other Person who has a material business relationship with the Company, to terminate or modify any such relationship.

(b) During the term of employment and for a period of two (2) years after the effective date of the Termination Event, Executive shall not, directly or indirectly alone or as a partner, officer, director, shareholder, member, sole proprietor, employee or consultant of any other firm or entity, personally engage or participate in any Restricted Business, as such term is defined below, as a material portion of his or her responsibilities.

(c) The parties hereto agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified business limitation or any other relevant feature of this Section 8 is unreasonable, arbitrary or against public policy, then a lesser time period, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

(d) “Restricted Business” shall mean any of the following: (i) the business of extending senior, subordinated or asset-based loans to middle-market companies as targeted by the Company at the effective date of the Termination Event, (ii) providing real estate financing of the types offered by the Company at the effective date of the Termination Event, (iii) extending asset-backed loans or investing in asset-backed securities with financial products of the types then offered by the Company at the effective date of the Termination Event or (iv) any other material line of business engaged in by the Company at the effective date of the Termination Event.

(e) The Board of Directors shall, in its sole discretion, have the authority and discretion to waive any provision of this Section 8 or to make a determination that a business is not a Restricted Business for purposes hereof.

9. Indemnification. If Executive is a party to any action, suit or proceeding by reason of the fact that Executive is or was an officer or agent of the Company, the Company will indemnify Executive to the fullest extent permitted by the laws of the state of the Company’s incorporation, in effect at that time, or the certificate of incorporation and bylaws of the Company, whichever affords the greater protection to Executive.

10. Withholding Taxes. Executive acknowledges and agrees that the Company may directly or indirectly withhold from any payments under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation.

11. Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with 409A Guidance. Notwithstanding any provision of the Agreement to the contrary, (i) if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in 409A Guidance and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under 409A Guidance, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, the Company may (a) adopt such amendments to the Agreement, including amendments with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement and/or (b) take such other actions as the Company determines necessary or appropriate to comply with the requirements of 409A Guidance. The Company shall consult with Executive in good faith regarding the implementation of this Section 11; provided that none of the Company, any of its affiliates, or any of their employees or representatives shall have any liability to Executive with respect thereto.

12. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) to or for the benefit of Executive payable pursuant to this Agreement or otherwise (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to Executive an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive, after deduction of all Excise Taxes on the Payments, and all Excise Taxes, federal, state and local income taxes, and federal employment taxes on the Gross-Up Payment, and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total present value (using the applicable federal rate (as defined in Section 1274(d) of the Code in such calculation) of the Payments at the time such Payments are to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of Executive’s residence in the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates. Notwithstanding the foregoing provisions of this Section 12(a), if it shall be determined that the Executive is entitled to the Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount that could be paid to the Executive such that the receipt of the Payments would not give rise to any Excise Tax (the “Reduced Amount”), then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

(b) Subject to the provisions of Section 12(a), all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized public accounting firm that is retained by the Company (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in ownership or control giving rise to the Excise Tax, the Company may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment under this Section 12 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect.

(c) As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the

Company to or for the benefit of Executive. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive to or for the benefit of the Company. Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(d) This Section 12 will apply only in the event that, immediately prior to the change in ownership or control giving rise to Excise Tax, the Company has stock that is “readily tradeable on an established securities market” as defined in regulations issues under Section 280G of the Code.

13. Effect of Prior Agreements. This Agreement constitutes the sole and entire agreement and understanding between Executive and the Company with respect to the matters covered hereby and thereby, and there are no other promises, agreements, representations, warranties or other statements between Executive and the Company in respect to such matters not expressly set forth in this Agreement. This Agreement supersede all prior and contemporaneous agreements, understandings or other arrangements, whether written or oral, concerning the subject matter thereof.

14. Notices. Any notice required, permitted, or desired to be given pursuant to any of the provisions of this Agreement shall be deemed to have been sufficiently given or served for all purposes when telecopied, when delivered by hand or received by registered or certified mail, postage prepaid, or by nationally reorganized overnight courier service addressed to the party to receive such notice at the following address or any other address substituted therefor by notice pursuant to these provisions:

If to the Company, at:

NewStar Financial, Inc.

500 Boylston Street

Suite 1600

Boston, MA 02116

Attention: Timothy J. Conway

Facsimile: (617) 848 4300

If to Executive, at:

Peter Schmidt-Fellner

[

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15. Assignability. The obligations of Executive may not be delegated and Executive may not, without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and Executive agree that this Agreement and all of the Company’ rights and obligations hereunder may be assigned or transferred by the Company to and may be assumed by and become binding upon and may inure to the benefit of any affiliate of or successor to the Company. The term “successor” shall mean, with respect to the Company, any other corporation or other business entity which, by merger, consolidation, purchase of the assets, or otherwise, acquires all or a material part of its assets. Any assignment by either of the Company of its rights or obligations hereunder to any affiliate of or successor of the Company shall not be a termination of employment for purposes of this Agreement.

16. Modification. This Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver will operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

17. Governing Law. This Agreement has been executed and delivered in the Commonwealth of Massachusetts and its validity, interpretation, performance and enforcement will be governed by the laws of that state applicable to contacts made and to be performed entirely within that state.

18. Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding will in no way affect the validity or enforceability of any other provision of this Agreement. The parties hereto further agree that any such invalid or unenforceable provision will be deemed modified so that it will be enforced to the greatest extent permissible under law, and to the extent that any court of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court may limit this Agreement to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Agreement as limited.

19. No Waiver. No course of dealing or any delay on the part of the Company or Executive in exercising any rights hereunder shall operate as a waiver of any such rights. No waiver of any default or breach of this Agreement shall be deemed a continuing waiver of any other breach or default.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original by the party executing the same but all of which together will constitute one and the same instrument.

21. Binding Arbitration.

(a) Generally. Executive and the Company hereby agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state arbitration law) as follows: Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may, upon ten (10) days’ notice to the other party, be submitted to arbitration in Boston, Massachusetts, to the American Arbitration Association, before a single arbitrator appointed in accordance with the Commercial Dispute Resolution Procedures and Rules of the American Arbitration Association, as such procedures and rules may be amended from time to time and modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(b) Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The parties agree that this provision has been adopted by the parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

(c) Fees and Expenses. Executive or his beneficiaries shall pay all attorney’s fees and expenses incurred by Executive or his beneficiaries in resolving any claim or dispute arising out of or relating to this Agreement. If it is finally determined that Executive or his beneficiaries prevailed with respect to such claim or dispute, the Company shall reimburse all attorney’s fees and expenses incurred by Executive.

(d) Confidentiality. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy under this Section 21, the referral of any such controversy to arbitration or the status or resolution thereof. In addition, the confidentiality restrictions set forth in the Non-Competition Agreement shall continue in full force and effect.

(e) Waiver. Executive acknowledges that this agreement to submit to arbitration includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law (except for any claims or controversy arising out of the Non-Competition Agreement), including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act,

the Americans With Disabilities Act and all similar federal, state and local laws, and Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.

22. Acknowledgment. Executive acknowledges that before entering into this Agreement, Executive has had the opportunity to consult with any attorney or other advisor of Executive’s choice, and that this provision constitutes advice from the Company to do so if Executive chooses. Executive further acknowledges that Executive has entered into this Agreement of Executive’s own free will, and that no promises or representations have been made to Executive by any person to induce Executive to enter into this Agreement other than the express terms set forth herein. Executive further acknowledges that Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in Section 21(e).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day written above.

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

PETER SCHMIDT-FELLNER

SIGNATURE PAGE TO THE EMPLOYMENT AGREEMENT OF PETER SCHMIDT-FELLNER